Exhibit 10.74
WebMD, LLC
111 Eighth Avenue
New York, NY 10011
212-624-3700
As of December 14, 2008
Steven Zatz, M.D.
c/o WebMD Health Corp.
111 Eighth Avenue
New York, NY 10011-5201
Dear Steve:
     The purpose of this letter amendment is to amend the letter agreement between you and WebMD Health Corp. (previously known as WebMD Health Holdings, Inc., the “Company”) dated as of July 14, 2005 (the “Agreement”) in a manner intended to bring the Agreement into compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations issued thereunder. Accordingly, your execution of this letter amendment indicates your agreement to the amendment of the Agreement as set forth below:
1.	Section 2(b) is amended by deleting the last sentence thereof.

2.	Section 6 is amended in its entirety to read as follows:
     “6. Termination of Employment. (a) In the event of the termination of your employment by the Company without Cause or by you for Good Reason (as such terms are defined on Annex A attached hereto) prior to the fourth anniversary of the Effective Date, subject to Section 6(b) below and your continued compliance with the Trade Secret & Proprietary Information Agreement, you will be entitled: (i) to continue to receive, as severance, the Base Salary in effect on the date hereof for a period of one year (the “Severance Period”), payable as set forth in Section 6(c) below, (ii) if such termination occurs after the end of a calendar year but before the payment of a bonus for such prior year, you shall be entitled to the bonus that you would have received for such year at the time that bonuses are paid to other executive officers of the Company, but in no event later than December 31 of the year in which your employment terminates and (iii) if you timely elect to continue your health coverage through COBRA, the Company shall pay that portion of the COBRA premium that it would pay if you were an active employee with the same type of coverage through the Severance Period or, if earlier, until you are eligible for comparable coverage with a subsequent employer, in each case. In addition, in the event of the termination of your employment by the Company without Cause or by you for

Good Reason prior to the fourth anniversary of the Effective Date, 25% of the New Stock Option shall continue to vest and remain outstanding as if you remained in the employ of the Company through the vesting date following the date of termination, subject to your execution of the release described below in Section 6(b) and your continued compliance with the Trade Secret & Proprietary Information Agreement. In the event of termination of your employment for any other reason, you shall receive compensation earned through the date of termination and your rights with respect to options and restricted stock will be as specified in the applicable option or restricted stock agreements.
     (b) In order to receive any of the benefits described in Section 6(a) under this Agreement (the “Severance Benefits”), you must (i) execute and deliver to the Company a release of claims satisfactory to the Company (but which will not require release of any Company payments due to you that are otherwise payable at the date of termination of this Agreement) within the time prescribed therein but in no event later than fifty (50) days of the date of your termination of employment and (ii) not revoke such release pursuant to any revocations rights afforded by law. The Company shall provide to you the form of release no later than three (3) days following your termination of employment. If you do not timely execute and deliver to the Company such release, or if you execute such release but revoke it, no Severance Benefits shall be paid.
     (c) The Severance Benefits described in Section 6(a)(i) above shall be paid, minus applicable deductions, including deductions for tax withholding, in equal payments on the regular payroll dates during the one-year period following your termination of employment. Commencement of payments of the Severance Benefits described in Section 6(a)(i) shall begin on the first payroll date that occurs in the month that begins at least 60 days after the date of your termination of employment, but which may be accelerated by no more than 30 days (the “Starting Date”) provided that you have satisfied the requirements of Section 6(b) of this Agreement. The first payment on the payment Starting Date shall include those payments that would have previously been paid if the payments of the Severance Benefits described in Section 6(a)(i) had begun on the first payroll date following your termination of employment. This timing of the commencement of benefits is subject to Section 12 below.
     (d) For purposes of this Agreement, “termination of employment” shall mean a “separation of service” as defined in Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”) and Treasury Regulations Section 1.409A-1(h) without regard to the optional alternative definitions available thereunder.
     (e) All Severance Benefits shall be completed by, and no further Severance Benefits shall be payable after, December 31 of the second taxable year following the year in which your termination of employment occurs.

     (f) Your entitlement to the payments of the Severance Benefits described in Section 6(a)(i) shall be treated as the entitlement to a series of separate payments for purposes of Section 409A of the Code.”
3.	A new Section 12 is hereby inserted after Section 11 to read as follows:
     “12. Section 409A.
     (a) Potential Six-Month Delay. Notwithstanding any other provisions of this Agreement, any payment of the Severance Benefits under this Agreement that the Company reasonably determines is subject to Section 409A(a)(2)(B)(i) of the Code shall not be paid or payment commenced until the later of (i) six (6) months after the date of your termination of employment (or, if earlier, your death) and (ii) the Starting Date. On the earliest date on which such payments can be commenced without violating the requirements of Section 409A(a)(2)(B)(i) of the Code, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.
     (b) Savings Clause. It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including Treasury regulations and other published guidance related thereto) so as not to subject you to payment of any additional tax, penalty or interest imposed under Section 409A of the Code. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Section 409A of the Code yet preserve (to the nearest extent reasonably possible) the intended benefit payable to you. Notwithstanding the foregoing, the Company makes no representation or warranty and shall have no liability to you or to any other person if any of the provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A, but that do not satisfy an exemption from, or the conditions of, that section.”
4.	The definition of Good Reason in Annex A of the Agreement is amended in its entirety to read as follows:

“A termination of employment by you for “Good Reason” means your resignation of employment within one year of the occurrence (without your written consent) of any of the following conditions or events: (i) any material reduction in your base salary, (ii) a material reduction in your authority with the Company, (iii) any material breach by the Company of this Agreement; provided, however, that none of the foregoing conditions or events shall constitute Good Reason unless (A) you shall have provided written notice to the Company within ninety (90) days after the occurrence of such condition or event describing the condition or event claimed to constitute Good Reason and (B) the Company shall have failed to remedy the condition or event within thirty (30) days of its receipt of such written notice.”

Except as set forth herein, the Agreement remains in full force and effect.

Sincerely,
By:	/s/ Douglas W. Wamsley
	Name:	Douglas W. Wamsley
	Title:	Executive Vice President

Agreed to:	/s/ Steven Zatz Steven Zatz, M.D.
Date: December 16, 2008

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